UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

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MELINTA THERAPEUTICS, INC.

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Melinta Therapeutics, Inc.

44 Whippany Road,

Morristown, New Jersey 07963

SUPPLEMENT TO THE PROXY STATEMENT FOR

THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD DECEMBER 20, 2018

December 10, 2018

These Definitive Additional Materials amend and supplement the definitive proxy statement dated November 29, 2018 (the “proxy statement”), initially mailed to stockholders on or about November 30, 2018, by Melinta Therapeutics, Inc., a Delaware corporation (“Melinta” or the “Company”), for the special meeting of stockholders of Melinta (the “Special Meeting”) to be held on December 20, 2018, at 10:00 a.m. Eastern time, at 44 Whippany Road, in Morristown, New Jersey, unless postponed or adjourned to a later date. At the Special Meeting, Melinta stockholders will consider and vote upon, among other things, proposals (i) to approve an amendment to Melinta’s Certificate of Incorporation to increase the number of authorized shares of Melinta common stock from 80,000,000 to 155,000,000, a portion of which will be able to accommodate the sale of shares under that certain Purchase Agreement (as it may be amended or supplemented from time to time, the “Purchase Agreement”) between Melinta and Vatera Healthcare Partners LLC (“Vatera”) providing for the sale of an aggregate of $75 million of Melinta common stock, subject to the adjustment as set forth in the Purchase Agreement and (ii) to approve the issuance and sale of Melinta common stock pursuant to the Purchase Agreement for purposes of applicable Nasdaq rules.

If any stockholders have not already submitted a proxy for use at the Special Meeting, they are urged to do so promptly. No action in connection with this supplement is required by any stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy.

If any stockholders have questions about the proposals to be voted on at the Special Meeting, or about how to submit their proxies, or if any stockholders need additional copies of the proxy statement, this supplement, the proxy card or voting instructions, please call our proxy solicitor Georgeson, LLC, toll free at 800-905-7281.

The information contained herein speaks only as of December 10, 2018 unless the information specifically indicates that another date applies.

SUPPLEMENTAL DISCLOSURES TO DEFINITIVE PROXY STATEMENT

This supplemental information should be read in conjunction with the proxy statement, which should be read in its entirety. Defined terms used but not defined herein have the meanings set forth in the proxy statement.

Supplemental Disclosure Relating to Proposal 2 (Approval of the Issuance of Common Stock)

Background of the Proposal

We are subject to financial-related covenants under our Credit Agreement, under which the lenders made an initial disbursement of $147.8 million in loan financing to us in January 2018, including requirements that (i) we file an Annual Report on Form 10-K for the year ending December 31, 2018, with an audit opinion without a going concern qualification and (ii) maintain a minimum cash balance of $25 million. As reported in our Form 10-Q for the quarter ended September 30, 2018 (the “Form 10-Q”), our cash balances may not be sufficient to support compliance with our Credit Agreement covenants in the first quarter of 2019, after giving effect to net cash outflows from our operations and the payment of potential obligations relating to our acquisition of the infectious disease business of The Medicines Company (“IDB”), which include, subject to the terms of the applicable agreements, a $30 million milestone payable in the fourth quarter of 2018 in connection with receiving approval of Vabomere for European commercialization and two $25 million payments due to The Medicines Company on January 5, 2019, and July 5, 2019, respectively.

As reported in the Form 10-Q, our cash balances as of September 30, 2018, and our third quarter net revenues were as follows:

In USD thousands	September 30, 2018
Cash and cash equivalents	$83,795
Restricted cash (included in Other Assets)	$200

Total cash, cash equivalents and restricted cash shown in the Condensed Consolidated Statements of Cash Flows	$83,995

in USD millions	Q3 2018
Product sales, net	$11.0
License revenue	$20.0	(1)
Contract revenue	3.0

Total net revenue *	$34.1	*

(1)	The license revenue relates to the licensing of Vabomere, Orbactiv and Minocin to Menarini, as described below.
*	Excludes BARDA grant funding included in Other Income of $0.5 million in Q3 2018

Our management and Board of Directors (“Board”) have been focused on several initiatives to reduce our risk of default under our Credit Agreement and reduce cash outflows, including cost reductions, strategic licensing and partnership opportunities, potential capital raising activities and options to modify the terms of certain liabilities in order to increase our liquidity both in the near term and over the next 12 to 18 months.

On September 28, 2018, the Company entered into a license agreement with A. Menarini Industrie Farmaceutiche Riunite S.R.L. (“Menarini”), under which Menarini acquired the exclusive rights to co-develop and commercialize Vabomere, Orbactiv and Minocin in 68 countries in Europe, Asia-Pacific and the Commonwealth of Independent States. Under the license agreement, Menarini agreed to pay the Company an upfront licensing fee of €17 million (paid in October 2018), royalties on annual net sales of the products in the licensed territory, and regulatory, launch, and sales milestone payments that could exceed €100 million in the aggregate, including €15 million payable upon approval of the marketing authorization application for Vabomere by the European Commission (which was obtained in the fourth quarter of 2018).

In respect of capital raising activities, our Board determined that, given the restrictions on incurring additional debt in our Credit Agreement and our recently completed public offering in May 2018, the issuance of equity in a private investment in public equity (PIPE) transaction represented the most viable capital raising option to raise money on terms favorable to the Company by the first quarter of 2019. Following several initial discussions in the spring and summer of 2018, during September and October of 2018, the Company discussed a potential PIPE transaction with Party A. The Company’s chairman delivered a draft term sheet to Party A on September 7, 2018, providing for a PIPE of approximately 28 million (in brackets) shares of common stock in two tranches, with one tranche subject to receipt of stockholder approval, with pricing terms left blank. The Company’s legal counsel delivered an updated draft term sheet to Party A’s advisors on October 9, 2018, providing for a PIPE of approximately 28 million (in brackets) shares of common stock in two equal tranches, with one tranche subject to receipt of stockholder approval, with pricing terms left blank. The Company indicated it was aiming to execute a transaction in the fourth quarter of 2018. Soon thereafter, Party A indicated that, despite the Company’s exigent need for financing, it would not be able to complete a financing until 2019. The Board and the Company did not engage a financial advisor for purposes of these discussions.

At a meeting of the Board of Directors on October 10, 2018, the Board and management reviewed the current liquidity situation of the Company, including the status of discussions with Party A. At this meeting, the Board determined that the Company needed to implement a plan to access and preserve capital in order to avoid a default under the Credit Agreement in the first quarter of 2019.

On October 19, 2018, Vatera sent an e-mail to the Board indicating that Vatera may be willing to make available to the Company up to $75 million of funding. After discussion, and in advance of the Company’s quarterly Board meeting on November 2, 2018, John H. Johnson, our interim Chief Executive Officer and a member of our Board of Directors, asked Kevin Ferro, a director of Melinta and the Chief Executive Officer, Chief Investment Officer and the managing member of Vatera Holdings, the manager of Vatera, to have Vatera make a formal proposal to the non-Vatera directors of the Board, whom we refer to hereafter as the independent directors.

As of late October 2018, Bank A made a preliminary expression of interest to lend the company up to $20 million depending upon Company’s account receivables; accessing such financing is still under consideration by the Company.

On November 2, 2018, Vatera delivered a draft commitment letter (together with accompanying term sheet) to Mr. Johnson providing for up to $75 million in common stock financing, drawable at the Company’s option, with pricing terms subject to further discussion but based on market price. Vatera made clear that the offer would be structured as an option, to allow the Company to accept the option and have the security of a committed source of financing, while still having time to complete an appropriate review process by independent directors. In addition, Vatera made clear that their financing would not include any warrants, anti-dilution adjustments or other features commonplace for PIPE financings completed by companies similar to the Company.

At a meeting of the Board of Directors on November 2, 2018, the Board and management reviewed the current liquidity situation of the Company and the Company’s financing needs in light of the Company’s projected cash outflows and covenants under our Credit Agreement, including requirements that the Company file an Annual Report on Form 10-K for the year ending December 31, 2018, with an audit opinion without a going concern qualification and maintain a minimum cash balance of $25 million. The Board and management discussed possible initiatives to reduce the Company’s risk of default under our Credit Agreement and reduce cash outflows, including potential capital raising activities and options to modify the terms of certain liabilities in order to increase our liquidity both in the near term and over the next 12 to 18 months. As part of this discussion, the Board considered the draft commitment letter delivered by Vatera, at which point the Vatera-related directors recused themselves from the meeting. The independent directors discussed the proposed terms in the draft commitment letter and determined to meet again at a later date to review the terms again once they were more definite.

In connection with the Company’s exploration of financial alternatives, Willkie Farr & Gallagher LLP (“Willkie”), who also serves as legal counsel to Vatera pursuant to a previously granted waiver of any potential conflict of interest, initially served as legal counsel to the Company. When Vatera submitted its financing proposal to the Company, Willkie ceased representing the Company in this matter and the Company retained Skadden, Arps, Slate, Meagher & Flom (“Skadden”) as corporate counsel for the Company.

Between November 3, 2018 and November 6, 2018, legal counsel to Vatera and legal counsel to the independent directors negotiated the terms of the commitment letter, including the purchase price per share, the minimum notice period required for the Board to exercise the option, whether Vatera would have the right to reduce its investment in the event the Company identified other investors willing to participating in the financing alongside Vatera, whether Vatera would have the right to invest in the event of an acquisition of the Company prior to funding of the commitment and the length of the clear market period (as defined below).

On November 6, 2018, at a meeting of the independent directors of the Board, the final terms of the commitment letter were reviewed. A representative of an investment bank attended the meeting as a courtesy to answer any questions the independent directors may have had on the financial markets. The representative was never asked to provide any formal opinion, materials, analysis or formal advice to the independent directors, and never did so. An attorney from Skadden advised the independent directors on their fiduciary duties and responsibilities in connection with their evaluation of the commitment letter. The independent directors considered the terms of the commitment letter, the financial position of the Company, the independent directors’ view of the likelihood of the Company obtaining third party financing without initial support from Vatera, the likelihood that other financing would be on terms significantly more onerous to the Company than the Vatera proposal, the fact that the financing, if completed, would make Vatera nearly a majority holder of the Company’s outstanding shares on a fully diluted basis and a majority holder on a non-fully diluted basis, the fact that the terms of the Company’s Credit Agreement provide for acceleration in the event of a “Change of Control” (as defined in that agreement), and the fact that the Vatera proposal would require shareholder approval to be consummated. The independent directors approved the commitment letter, but instructed management to seek to improve the terms on which the Company could draw under the commitment letter, in particular to increase the Company’s ability to bring in additional third party financing without Vatera’s consent, and to negotiate to remove Vatera’s proposed investment rights in the event of an acquisition of the Company. Given the terms of the commitment letter proposal, the financial position of the Company, and the independent directors’ discussion (based on their own independent knowledge) of the financial markets, available financing options and likely financing terms, the independent directors did not engage an investment banker to advise on issues related to the commitment letter and Company financing because it would not provide a material benefit to the Company.

Later on November 6, 2018, the Company and Vatera entered into the commitment letter. The final commitment letter is attached as Annex A.

On November 7, 2018, the Company publicly announced the execution of the commitment letter and filed its third quarter 2018 results with the Securities & Exchange Commission on Form 10-Q. The public announcement also disclosed that the Company implemented a plan to significantly reduce our operating expenses by more than $50 million from current spending levels, principally through an approximately 20% reduction in headcount and the curtailment of our early-stage research.

Between November 6, 2018 and November 12, 2018, legal counsel to Vatera and legal counsel to the independent directors discussed and negotiated the issues raised by the independent directors.

After the filing of the Form 10-Q on November 7, 2018, three Company stockholders independently inquired about providing financing to the Company. Management responded to each stating that it was willing to discuss terms of a potential financing proposal with each interested party. After multiple discussions, and before any confidential information was provided, one of the three parties declined to proceed because of internal constraints, and not because of any expressed concerns about the Company. The other two parties have not yet agreed to an initial meeting, though the Company is actively pursuing these potential interests.

At a meeting of the Board of Directors on November 12, 2018, the Board considered whether to submit for approval of the stockholders a proposal to increase the authorized shares of the Company. Management informed the Board that the Company had approximately 16 million shares authorized but not issued at that point (accounting for shares reserved under outstanding options, warrants and restricted stock units). Management stated that it was possible that, unless the number of authorized shares was increased, the independent directors would not be able to authorize the full $75 million option, should they decide to do so. In addition, without additional shares, the Company would be restricted in its ability to raise capital in the future via equity issuances. As a result, management recommended increasing the number of authorized shares. The Board discussed these issues. After discussion, the Board resolved to approve an increase in the number of authorized shares, with the final number not to exceed 155 million total shares authorized (the final amount subject to the determination of the interim Chief Executive Officer and the Chief Financial Officer).

After the Board meeting concluded, the independent directors held a meeting. They were briefed by counsel on the discussions with Vatera since the last meeting and the outcome of those discussions, in particular Vatera’s position that any equity financing during the period between the execution of the Purchase Agreement and continuing until 90 days after closing (the “clear market period”) would require their consent. The independent directors discussed this issue, including that, notwithstanding the indications of potential interest from three stockholders about exploring an offer to provide some financing for the Company, third parties would be unlikely to finance the Company without Vatera’s support. They then discussed again their view as to the risks faced by the Company, the favorable terms of the proposed Vatera financing, and the absence of any viable capital raising alternatives to address the Company’s risk of a default under its Credit Agreement (which could be as early as the first quarter of 2019). Following this discussion, the independent directors resolved to draw an aggregate of $75 million of shares under the commitment letter, subject to the adjustment as set forth in the Purchase Agreement.

On November 13, 2018, legal counsel to Vatera delivered an initial draft of the Purchase Agreement to the Company. Between November 13, 2018 and November 16, 2018, legal counsel to Vatera and legal counsel to the independent directors negotiated the terms of the Purchase Agreement.

On November 16, 2018, the independent directors met to discuss the terms of the Purchase Agreement. The independent directors discussed the feasibility of other funding options and the Company’s anticipated liquidity needs in 2019. The independent directors agreed to reconvene at a later date to continue deliberating on the terms of the Purchase Agreement.

Between November 16, 2018 and November 18, 2018, legal counsel to Vatera and legal counsel to the independent directors continued to negotiate the Purchase Agreement, focusing on the issues raised by the independent directors.

On November 18, 2018, the independent directors met again to discuss the terms of the Purchase Agreement. Counsel explained that Vatera had held firm on having consent rights as to any equity financing during the clear market period. Counsel explained that Vatera did not oppose further third party equity financing during this period, but instead that Vatera maintained that it needed to be involved in such discussions given their willingness to further finance the Company at this time and the Company’s financial circumstances. The independent directors then revisited the Company’s financial position and the risks faced by the Company, the view of the independent directors both as to the absence of any alternative source of financing and the favorable financial terms of the Vatera financing, including the absence of any warrant coverage, anti-dilution provision or other onerous terms, the fact that the Purchase Agreement capped the number of shares issued to Vatera such that the issuance of shares could not result in a “Change of Control” under the Credit Agreement, the fact that the Purchase Agreement provided consent rights for Vatera over Company equity financings during the clear market period, and the view of the independent directors that as a practical matter Vatera currently had some influence over the Company’s financing. Following this discussion, the independent directors resolved to enter into the Purchase Agreement on the terms described in the proxy statement and to recommend that the stockholders vote to approve the issuance of shares to Vatera under the terms of the Purchase Agreement. On November 19, 2018, the Company and Vatera executed the Purchase Agreement, a copy of which is attached to the proxy statement as Annex B. On that same day, the Board of Directors held a meeting to approve the calling of the Special Meeting and the filing of the proxy statement, including the recommendations included therein.

Reasons for the Recommendation

In evaluating the proposed commitment letter and the Purchase Agreement, the independent directors consulted with the Company’s management and legal advisors. In the course of reaching its determination to enter into the commitment letter and the Purchase Agreement and to recommend that the Company’s stockholders vote in favor of the matters described in the proxy statement, the independent directors considered numerous factors, including the following material factors and benefits of the commitment letter and the Purchase Agreement, each of which the independent directors believed supported their unanimous determination and recommendation:

Business and financial condition of the Company. The Company has determined that its cash balances ($83.8 million as of September 30, 2018) may not be sufficient to support compliance with its Credit Agreement covenants in the first quarter of 2019, after giving effect to anticipated net cash outflows from operations and the payment of potential obligations relating to the IDB acquisition, which include, subject to the terms of the applicable agreements, a $30 million milestone payable in the fourth quarter of 2018 in connection with receiving approval of Vabomere for European commercialization and two $25 million payments due to The Medicines Company on January 5, 2019 and July 5, 2019, respectively. The independent directors determined that, absent the financing opportunity from Vatera, the Company would face a material risk of an event of default under the Credit Agreement in the first quarter of 2019, which would have a material adverse effect on the Company and its stockholders.

Inability to identify alternative financing. The Company is restricted in its ability to obtain alternative debt financing, especially in the time frame necessary to comply with the Company’s near-term obligations and covenants. The Company is subject to significant restrictions on incurring additional debt under the Credit Agreement and the Company’s additional secured debt capacity, to the extent any exists at all currently, is not sufficient to cover the Company’s near-term obligations and covenants or to materially contribute to such coverage. The Company cannot pay interest on unsecured debt until the Credit Agreement matures, limiting access to the unsecured debt markets. The Company continues to try to engage on interest from certain stockholders of the Company in a financing, but thus far those efforts have not yielded any proposals.

Favorable terms of the commitment letter and Purchase Agreement. The independent directors, several of whom are very experienced in the terms of financing companies similar to the Company, believed that the terms of the commitment letter and the Purchase Agreement, in particular the absence of a discount, warrant coverage, anti-dilution protection and other onerous terms, made the proposed Vatera financing significantly more favorable to the Company than would be otherwise possible if alternative financing could be identified.

Opportunity to work to improve Company’s liquidity. With the benefit of the Vatera financing, the Company would be able to seek to improve the Company’s liquidity with respect to its current obligations and to potentially seek alternative supplemental financing. The independent directors believe that third party financing sources are more likely to consider supporting the Company after Vatera has made this meaningful financial commitment to the Company.

Supplemental Disclosure – Reserved Shares

All references in the proxy statement to 10,210,477 shares of Melinta common stock being reserved for issuance upon the exercise of outstanding options and warrants and the vesting of restricted stock units as of November 26, 2018 should refer to 9,366,021 shares.

Supplemental Disclosure – Risk Factors

Risks of Not Approving the Proposals

As noted above, we are subject to financial-related covenants under our Credit Agreement, including requirements that (i) we file an Annual Report on Form 10-K for the year ending December 31, 2018, with an audit opinion without a going concern qualification and (ii) maintain a minimum cash balance of $25 million. As reported in our Form 10-Q for the quarter ended September 30, 2018, our cash balances ($83.8 million as of September 30, 2018) may not be sufficient to support compliance with our Credit Agreement covenants in the first quarter of 2019, after giving effect to net cash outflows from our operations and the payment of potential obligations relating to our IDB acquisition, which include, subject to the terms of the applicable agreements, a $30 million milestone payable in the fourth quarter of 2018 in connection with receiving approval of Vabomere for European commercialization and two $25 million payments due to The Medicines Company on January 5, 2019 and July 5, 2019, respectively. Upon an event of default under our Credit Agreement, among other things, the lenders could accelerate the Company’s obligation to repay the outstanding principal plus accrued interest and, because the Company does not have sufficient cash resources to repay such amount, the lender could exercise their full remedies under the Credit Agreement. Accordingly, the failure of the stockholders to approve the Proposals would have a material adverse effect on the Company and its stockholders. In addition, if the Company does not have sufficient available shares of common stock for issuance, it will not be able to fund its capital needs through the issuance of common stock or securities convertible, exchangeable or otherwise giving the holder the right to acquire shares of common stock. As a result, the Company may not be able to obtain funding necessary for its continued operations on acceptable terms, or at all. In the event that the Company is not able to fund its ongoing need for capital, the Company would not be able to continue its operations.

Risks of Approving the Proposals

The amendment to increase the Company’s authorized share capital (Proposal 1) and the issuances under the Purchase Agreement (Proposal 2) may result in dilution of stockholders’ ownership and have other adverse effects on stockholders.

Approval of the Proposals may have certain disadvantages for Melinta’s stockholders, including:

•	Further dilution of stockholders’ ownership.

•

Stockholders do not have any preemptive or similar rights to subscribe for or purchase any additional shares of common stock that may be issued in the future (including pursuant to the Purchase Agreement), and therefore, future issuances of common stock may have a dilutive effect on the earnings per share, voting power and other interests of existing stockholders of the Company.

•

Other than the Purchase Agreement, the Company has no arrangements, agreements, or understandings in place at the present time for the issuance or use of the additional shares of common stock to be authorized by Proposal 1; however, the Company will require additional capital in the near future to fund its operations, and, in addition to the shares of common stock to be issued pursuant to the Purchase Agreement (to the extent Proposal 2 is approved by stockholders), it is foreseeable that the Company may seek to issue such additional shares of common stock in connection with any such capital raising activities. The Board does not intend to issue any common stock or securities convertible into common stock except on terms that the Board deems to be in the best interests of the Company and its stockholders.

•	The price of Melinta’s stock in the 30 trading days prior to closing may result in less than $75 million in financing due to the adjustment mechanism under the Purchase Agreement.

•

It is possible that the financing under the Purchase Agreement, even when combined with the Company’s other efforts to retain cash, will not result in compliance with the covenant under the Credit Agreement requiring the Company to be in a position to file its Annual Report on Form 10-K without a going concern qualification.

•

The issuance of authorized but unissued stock could be used to deter a potential takeover of the Company that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with the Board’s desires. A takeover may be beneficial to independent stockholders because, among other reasons, a potential suitor may offer such stockholders a premium for their shares of stock compared to the then-existing market price.

The issuance of shares pursuant to the Purchase Agreement (Proposal 2) will result in Vatera owning a significant percentage of our common stock and, as a result, Vatera may be able to exert control over matters submitted to the stockholders for approval.

As noted under “Security Ownership of Certain Beneficial Owners and Management” beginning on page 18 of the proxy statement, as of November 26, 2018, Vatera Holdings beneficially owned approximately 29.6% of the outstanding shares of Melinta common stock. Kevin Ferro, a current director and Chairman of Melinta’s board, is the Chief Executive Officer, Chief Investment Officer and the managing member of Vatera Holdings, the manager of Vatera; and Thomas Koestler, a current director of Melinta, is an Executive Director of Vatera Holdings. For illustrative purposes, in the event the purchase price per share under the Purchase Agreement is $2.66 and Vatera or its affiliates purchase all $75 million of the shares under the Purchase Agreement, Vatera Holdings would beneficially own approximately 53.2% of the outstanding shares of Melinta common stock immediately following the closing under the Purchase Agreement (based on 56,020,254 shares of Melinta common stock outstanding as of November 26, 2018 and after giving effect to the issuance under the Purchase Agreement). On a fully diluted basis, Vatera Holdings would beneficially own approximately 47.9% of the Melinta common stock immediately following the closing under the Purchase Agreement (based on 56,020,254 shares of Melinta common stock outstanding on November 26, 2018, 9,366,021 shares of Melinta common stock reserved for issuance upon the exercise of outstanding options and warrants and the vesting of restricted stock units outstanding as of November 26, 2018 and after giving effect to the issuance under the Purchase Agreement). This significant concentration of share ownership may adversely affect the trading price for Melinta common stock. Immediately following the issuance of shares under the Purchase Agreement, Vatera may be able to exert control over matters requiring approval by the stockholders. For example, Vatera may be able to control elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock, which could limit the opportunity for Melinta’s stockholders to receive a premium for their shares and could also affect the price that some investors are willing to pay for our common stock. Vatera’s interests may not always coincide with the interests of other stockholders.

Melinta stockholders will experience dilution as a consequence of the issuance of Melinta common stock under the Purchase Agreement. Having a minority share position may reduce the influence that Melinta’s current stockholders have on the management of Melinta.

Melinta stockholders will experience substantial dilution upon the issuance of additional Melinta common stock pursuant to the Purchase Agreement. Such dilution could, among other things, limit the ability of current stockholders (other than Vatera) to influence management of Melinta, including through the election of directors.